

COEUR
NATIONAL
White Creek
Alder
Creek
Ridge
Browns
Ridge
Moore
Gulch
Kid Gulch
Deal
Lost
Fork
Terror Gulch
Twomile
Creek
Jewell Gulch
Twomile Saddle
Dago Peak
0.25 mi